Exhibit 99.01

OGE Energy Corp. Names Frank A. Bozich to Board of Directors

OKLAHOMA CITY - OGE Energy Corp. today announced that Frank A. Bozich has been appointed to the company's board of directors and as member of its audit committee, effective with its first regular meeting in 2016. Mr. Bozich’s term will expire at the company's annual shareholders’ meeting scheduled for May 19, 2016, at which time he will stand for re-election by the company's shareholders.

Mr. Bozich, 55, is President and Chief Executive Officer at the SI Group, a leading global developer and manufacturer of phenolic resins and chemicals used in the production of antioxidants, engineering plastics, fuels and lubes, rubber and pharmaceutical ingredients. Prior to joining SI Group in 2013, Mr. Bozich held several executive management positions at BASF Corporation including President of BASF’s Catalysts Division, Group Vice President of Precious and Base Metal Service and Group Vice President of the Integration Management Office. He was previously Group Vice President of Enterprise Technologies and Ventures at Engelhard Corporation, which was acquired by BASF in 2006.

“We are delighted to have Frank join the OGE board,” said OGE Energy Corp. Chairman, President and Chief Executive Officer Sean Trauschke. “He has successfully led and developed multi-billion dollar businesses in an industry which is reliant upon the energy services and products such as those delivered by OGE. We believe that Frank’s background and experience will bring a unique perspective and be a benefit to OGE’s customer-focused business.”

Mr. Bozich currently serves as a director of SI Group, Inc. and various subsidiaries. He also serves as a director of the Capital Region Chamber of Commerce and Ellis Medicine Board of Trustees.

Mr. Bozich holds a bachelor’s degree in chemistry and a master’s degree in business administration from the University of Chicago, as well as a master’s degree in chemistry from the University of Illinois.

OGE Energy is headquartered in Oklahoma City and is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility serving more than 822,000 customers in Oklahoma and western Arkansas. In addition, OGE holds 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP.